Exhibit 99.1

SEALED AIR REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter Highlights

-	Sales of $2 billion, a 67% increase from acquisitions and 2% organic sales growth
-	Pro forma sales decline of 4%, or a 1% increase at constant dollar rates
-	Cost synergy benefits of $23 million
-	2012 outlook revised on challenging economic conditions and foreign exchange effect
-	New cost saving measures in the Integration & Optimization Program increase benefits to $195 to $200 million by end-2014

ELMWOOD PARK, N.J., Thursday, August 2, 2012 – For second quarter 2012, Sealed Air Corporation (NYSE:SEE) reported sales of $2.0 billion, a 65% increase over 2011, including a 67% increase from the Diversey acquisition, a 2% increase in organic sales, and a 4% unfavorable foreign currency translation. Sales volume performance improved slightly and reflected unit volume growth in all regions except EMEA, due to a 3% volume decline in Europe. On a pro forma basis, sales decreased 4%. Excluding the unfavorable impact of foreign exchange, pro forma sales increased 1% from 2% higher price and 1% lower unit volumes.

For the second quarter 2012, Sealed Air reported a loss of $0.07 per share after a $0.27 per share unfavorable effect from special items. This compares with reported net earnings per common share (EPS) of $0.37 in 2011. On an adjusted basis, second quarter 2012 EPS was $0.20 compared with second quarter 2011 adjusted EPS of $0.40.

Adjusted EBITDA was $243 million in the quarter, or 12.1% of net sales, which includes unfavorable foreign currency of $10 million. On a pro forma basis, 2011 adjusted EBITDA would have been $305 million or 14.6% of net sales. Benefits from cost synergies and a favorable price/cost spread from prior pricing actions were not enough to offset the unfavorable effects of lower unit volumes, foreign exchange translation, a negotiated labor agreement and costs associated with manufacturing consolidation and productivity improvement activities. Second quarter 2011 pro forma adjusted EBITDA also benefited from a reduction in variable compensation recorded by Diversey.

Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“The fundamentals of our business model remain strong. Despite uneven demand patterns, organic sales in developing regions increased by over 10% on a pro forma basis, we increased our market penetration, and we delivered cost synergy benefits to plan.

Nonetheless, we are disappointed by our adjusted EBITDA results, which were lower than we expected. Persistent weakness in our customers’ end markets and cautious order patterns became more challenging in the latter part of the quarter as European economic conditions further declined and our food businesses navigated through challenging protein production trends.

As a result of increasing macroeconomic weakness in Europe and slowing China exports, we began implementing new cost saving measures across all businesses to align our cost structure for a slower pace of recovery than initially anticipated. We believe the results of these efforts will yield an adjusted EBITDA for full year 2012 that is in line with last year’s at constant dollar rates.”

Second Quarter Segment Review

The following year-over-year net sales discussions present both actual and constant dollar sales performance. The “constant dollar” results exclude the impact of currency translation. Additionally, “adjusted operating profit” results exclude restructuring and special items. The balance of the discussion is presented on a U.S. GAAP basis.

Food Packaging Segment

Sales were flat on a reported basis, or 4% higher on a constant dollar basis, with 3% higher price/mix from prior Latin and North American pricing actions and standard contract adjustments. Volumes increased 1% led by 7% volume growth in Latin America. Strong volume in Latin America was muted by approximately 2% lower volumes in both North America and EMEA on lower customer production rates. Operating profit decreased 26% to $46 million, or 9.3% of net sales, compared with $62 million or 12.4% of net sales in 2011. On an adjusted basis, operating profit decreased 22% to $48 million, or 9.7% of net sales, due to unfavorable product mix, a negotiated labor agreement, and certain costs associated with manufacturing consolidation activities.

Food Solutions Segment

Sales decreased 6% on a reported basis, or decreased 2% on a constant dollar basis, with steady year-over-year price/mix performance and 2% lower volumes. The decline in constant dollar sales was largely due to lower equipment sales in EMEA due to a challenging 2011 comparison, timing of orders in 2012, and weakening economic conditions in Europe. These factors were partially offset by 4% constant dollar sales growth in North America from positive price/mix and higher volumes. Excluding the effect of equipment sales on volume performance, Food Solutions’ volumes would have held relatively steady on a year-over-year basis. Reported operating profit increased 4% to $26 million, or 10.6% of net sales, compared with $25 million or 9.6% in 2011. Adjusted operating profit increased 10% to $28 million, or 11.2% of net sales, on solid price/cost management.

Protective Packaging Segment

Sales decreased 3% on a reported basis, or increased 1% on a constant dollar basis, with slightly higher volumes and relatively steady price/mix performance compared with the prior year. We achieved 2% higher volumes in North America due to the gradual economic recovery in the region and strength in new solutions targeting e-commerce applications. This growth was partially offset by 3% lower EMEA volumes due to weakening economic conditions in Europe. Reported and adjusted operating profit decreased 7% to $43 million, or 12.5% of net sales, compared with an operating profit of $46 million or 13.1% of net sales in 2011.

Diversey Segment (includes pro forma information for 2011 results)

Pro forma sales decreased 7% to $816 million in the quarter, which compared to $876 million in 2011. On a constant dollar basis, second quarter 2012 sales decreased 1% to $869 million. The constant dollar sales results reflect an estimated 2% higher price from prior pricing actions and 3% lower volumes primarily in the EMEA and North American regions. Operating profit was $30 million in the quarter, or 3.7% of net sales, which compares with a pro forma $67 million in 2011. On an adjusted basis, operating profit was $41 million, or 5.0% of net sales, which includes an unfavorable currency translation of $7 million. This compares with a pro forma adjusted operating profit of $77 million, or 8.8% of net sales in 2011. While the segment benefited from a positive price/cost spread and cost synergies of $15 million, these were more than offset by an unfavorable year-over-year comparison in variable compensation expenses, and the unfavorable effect of an investment in resources to support strong growth in the Asia Pacific region.

Other Category

Sales increased 2%, or 7% on a constant dollar basis, with 6% higher volumes, 1% from an acquisition and steady price/mix performance. Volume growth was largely from our Medical Applications business in the Asia-Pacific region due to favorable comparisons with the prior year. Reported and adjusted operating profit increased to $3 million, or 3.2% of net sales.

Other Matters

Effective Tax Rate

In the second quarter, our $7 million pretax loss was increased by a $7 million tax provision resulting in a $14 million net loss. The tax provision increase resulted from restructuring efforts, including both taxes incurred with respect to restructuring and expenses with a zero or low tax benefit. Our core tax rate for the quarter was 28.6%.

Free Cash Flow and Net Debt

We generated free cash flow of $102 million and prepaid our second quarter 2013 term loan installments of $30 million in the quarter.

Our net debt held steady at approximately $5.33 billion, including the W. R. Grace settlement payable. During the quarter, we used cash for working capital reflecting sequential growth in the business, as well as dividends, restructuring payments, and tax payments.

Synergies and 2011-2014 Integration & Optimization Program

We announced our 2011-2014 Integration & Optimization Program in the fourth quarter of 2011. In the second quarter, we expanded this program to address increasing macroeconomic weakness and have identified additional expense reduction opportunities. We expect these new actions to provide an incremental $20 million of benefits in 2012 and a further $50 million in 2013. We expect these actions and our prior program estimates to yield an annual savings of approximately $195 to $200 million by the end of 2014. We now expect approximately 40% of these benefits to be realized in Cost of Sales and 60% in SG&A.

The 2011-2014 Integration & Optimization Program is summarized as:

($ millions)	Quarter Ended 6/30/12	Year to Date through 6/30/12	FY 2012 Estimate	Incremental FY 2013 Estimate	Cumulative 2011-2014 Estimate
Capital Expenditures	$6	$7	$20	$10	$30
Associated Costs & Restructuring Charges	$27	$80	n/a	n/a	n/a
Cash Payments	$14	$40	$125	$80	$235
Cost Synergies & Benefits	$23	$38	$90	$95	$195-$200

The actual timing of future costs and cash payments is subject to change due to a variety of factors that may cause a portion of the spending and benefits to occur later than we now expect. Additionally, changes in foreign exchange translation may impact future costs and benefits.

Revenue Synergies

We achieved estimated annualized synergy revenue of approximately $15 million year-to-date and are engaging with over 100 targeted accounts to close additional opportunities. We continue to target $70 million in revenue synergies by the end of 2013.

2012 Outlook

Commenting on our outlook, Mr. Hickey stated:

“We are executing well on our integration plan as demonstrated by a smooth launch of our European Principal Company in May and announced an additional facility closure in Europe. We continue to have tremendous opportunity ahead. While we are confident in our strategy and ability to create value, in the short term, we are revising our 2012 outlook to reflect increasing macroeconomic concerns. We now expect our full year 2012 sales and adjusted EBITDA performance to be essentially flat with pro forma 2011 on a constant dollar basis.”

Our full year 2012 guidance has been revised to an Adjusted EPS of $1.00 to $1.10 and a Cash EPS of $1.60 to $1.70 compared with $1.50 to $1.60 and $2.10 to $2.20, respectively.

Our guidance is based on the following revised assumptions:

-	Foreign exchange translation reflects late July 2012 exchange rates for our basket of currencies. This includes a U.S. dollar/euro rate of 1.22/1.00;
-	Net sales are expected to be approximately $7.7 billion, including the unfavorable impact of approximately $400 million of currency;
-	Cost of sales is expected to be approximately 66% of net sales compared with approximately 65%;
-	Adjusted EBITDA is expected to be approximately $1,050 to $1,075 million, including the unfavorable impact of approximately $40 million of currency;
-	Free cash flow of $425 to $450 million compared with $450 to $475 million;
-	Integration & Optimization Program benefits of $90 million compared with $70 million;
-	Net debt target of $4.95 billion compared with $4.9 billion;
-	Modest raw material inflation compared with a 3% to 5% initial estimate;
-	Amortization of non-cash compensation of $40 million compared with $55 million;
-	Capital expenditures of $130 to $140 million, compared with $180 to $190 million; and
-	Core tax rate of approximately 30%, compared with 27%.

Our full year 2012 guidance assumptions outlined in our fourth quarter 2011 earnings release related to SG&A as a percent of net sales, depreciation and amortization, interest expense, cash taxes, and our full year average fully diluted common share count have not changed. Our adjusted EPS guidance excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2012 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

William V. Hickey, our CEO, and Carol P. Lowe, our CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 679-8034 (domestic) or (617) 213-4847 (international) and use the participant code 60911860#. Telephonic replay will be available beginning today at 12:00 p.m. (ET) and ending on Thursday, August 23, 2012 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 81512731.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted EPS, adjusted Cash EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, net debt, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Explanatory Note on Use of Non-U.S. GAAP Financial Information,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Reconciliation of U.S. GAAP Diluted Net (Loss) Earnings Per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net (Loss) Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales—Business Segments and Other” and “Components of Change in Net Sales-Geographic Region.”

Non-U.S. GAAP free cash flow may not represent residual cash available for discretionary or non-discretionary expenditures that are not deducted from this measure, including mandatory debt servicing.

Forward-Looking Statements

This press release and supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include 2012 financial expectations and assumptions associated with our 2011-2014 Integration & Optimization Program, availability and pricing of raw materials, success of our growth programs, economic conditions, and the success of pricing actions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions affecting packaging utilization; changes in our raw material and energy costs; credit ratings; competitive conditions and contract terms; currency translation and devaluation effects, including Venezuela; the success of our financial growth, profitability and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; environmental matters; regulatory actions and legal matters; and the successful integration of Diversey. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION(1)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$2,004.4	$1,212.6	$3,922.0	$2,341.1
Cost of sales	1,341.8	888.3	2,609.6	1,707.8

Gross profit	662.6	324.3	1,312.4	633.3
As a % of total net sales	33.1%	26.7%	33.5%	27.1%
Marketing, administrative and development expenses	479.1	186.1	957.2	369.6
As a % of total net sales	23.9%	15.3%	24.4%	15.8%
Amortization expense of intangible assets acquired	35.3	2.5	69.5	5.0
Costs related to the acquisition of Diversey	1.7	6.6	3.5	6.6
Restructuring and other charges(2)	26.5	—	74.6	—

Operating profit	120.0	129.1	207.6	252.1
As a % of total net sales	6.0%	10.6%	5.3%	10.8%
Interest expense(3)	(97.6)	(36.9)	(195.4)	(73.9)
Impairment of equity method investment(4)	(23.5)	—	(23.5)	—
Other expense, net	(5.6)	(2.0)	(9.7)	(6.1)

(Loss) earnings before income tax provision (benefit)	(6.7)	90.2	(21.0)	172.1
Income tax provision (benefit)(5)	7.0	25.2	(1.4)	47.4

Net (loss) earnings available to common stockholders	$(13.7)	$65.0	$(19.6)	$124.7

Net (loss) earnings per common share:
Basic	$(0.07)	$0.41	$(0.10)	$0.78

Diluted	$(0.07)	$0.37	$(0.10)	$0.70

Dividends per common share	$0.13	$0.13	$0.26	$0.26

Weighted average number of common shares outstanding:
Basic	193.0	159.2	192.4	159.0

Diluted	193.0	177.5	192.4	177.2

(1)

The supplementary information included in this press release include the financial results of Diversey Holdings, Inc. (“Diversey”) for the period beginning January 1, 2012 through June 30, 2012 and as of December 31, 2011. The financial results included in this press release related to the acquisition accounting for the Diversey transaction are subject to change as the acquisition accounting is not yet finalized and is under review by management. As a result, there may be material adjustments made to the financial results presented in this press release.

(2)

In December 2011, we initiated a restructuring program associated with the integration of Diversey’s business (“2011 - 2014 Integration and Optimization Program”). These charges consist of severance and termination benefits. We also recorded other associated costs in connection with the program, which are included in cost of sales and marketing, administrative and development expenses. See Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details. Cash payments made under this program in the six months ended June 30, 2012 were $40.3 million.

(3)

Cash paid for interest was $41.5 million in the three months ended June 30, 2012, $16.9 million in the three months ended June 30, 2011 and $157.5 million in the six months ended June 30, 2012 and $53.0 million in the six months ended June 30, 2011.

(4)

In the three months ended June 30, 2012 we recognized an other-than-temporary impairment on one of our equity method investments in a joint venture. This impairment primarily consisted of the recognition of a current liability for a guarantee of an obligation of the joint venture by the Company of $19.9 million. The other component of the impairment was the write-down of the carrying value of the investment at June 30, 2012 of $3.6 million. We also recorded provisions for bad debt on receivables due from the joint venture to the Company of $2.3 million, which is included in marketing, administrative and development expenses and impacted both our Food businesses. The total impact to our consolidated statement of operations was $25.8 million ($18.3 million, net of taxes, or $0.09 per share.)

(5)

Cash paid for income taxes was $38.3 million in the three months ended June 30, 2012, $29.7 million in the three months ended June 30, 2011 and $69.5 million in the six months ended June 30, 2012 and $54.8 million in the six months ended June 30, 2011.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CALCULATION OF NET (LOSS) EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Basic Net (Loss) Earnings Per Common Share:
Numerator
Net (loss) earnings available to common stockholders	$(13.7)	$65.0	$(19.6)	$124.7
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.1)	(0.4)	(0.2)	(0.8)

Distributed and allocated undistributed net (loss) earnings to common stockholders	(13.8)	64.6	(19.8)	123.9
Distributed net earnings - dividends paid to common stockholders	(25.1)	(20.7)	(50.2)	(41.4)

Allocation of undistributed net (loss) earnings to common stockholders	$(38.9)	$43.9	$(70.0)	$82.5

Denominator
Weighted average number of common shares outstanding - basic(1)	193.0	159.2	192.4	159.0

Basic net (loss) earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.13	$0.26	$0.26
Allocated undistributed net earnings to common stockholders	(0.20)	0.28	(0.36)	0.52

Basic net (loss) earnings per common share	$(0.07)	$0.41	$(0.10)	$0.78

Diluted Net (Loss) Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$(13.8)	$64.6	$(19.8)	$123.9

Add: Allocated undistributed net earnings to non-vested restricted stockholders	—	0.3	—	0.5

Less: Undistributed net earnings reallocated to non-vested restricted stockholders	—	(0.3)	—	(0.5)

Net (loss) earnings available to common stockholders - diluted	$(13.8)	$64.6	$(19.8)	$123.9

Denominator(1) (2)
Weighted average number of common shares outstanding - basic	193.0	159.2	192.4	159.0
Effect of assumed issuance of Settlement agreement shares	—	18.0	—	18.0
Effect of non-vested restricted stock and restricted stock units	—	0.3	—	0.2

Weighted average number of common shares outstanding - diluted	193.0	177.5	192.4	177.2

Diluted net (loss) earnings per common share	$(0.07)	$0.37	$(0.10)	$0.70

(1)	2012 includes the weighted average impact of 31.7 million shares issued as part of the total consideration paid in connection with the acquisition of Diversey on October 3, 2011.
(2)

Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our 2011 Annual Report on Form 10-K, and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method. In calculating diluted net (loss) earnings per common share for 2012, our diluted weighted average number of common shares outstanding does not include the effect of assumed issuance of Settlement agreement shares and non-vested restricted stock and restricted stock units as the effect was anti-dilutive.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

EXPLANATORY NOTE ON USE OF NON-U.S. GAAP FINANCIAL INFORMATION

In this supplementary information we present financial information in accordance with U.S. GAAP. We also present financial information that does not conform to U.S. GAAP, which we refer to as non-U.S. GAAP, as our management believes it is useful to investors. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Further, the non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. Further, investors are urged to review and consider carefully the adjustments made by management to the most directly comparable U.S. GAAP financial measure to arrive at these non-U.S. GAAP financial measures.

Our management will assess our financial results, such as gross profit, operating profit and diluted net earnings per common share (“EPS”), both on a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Examples of some other supplemental financial metrics our management will also use to assess our financial performance include Earnings before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted EPS, Adjusted Cash EPS and Free Cash Flow. These non-U.S. GAAP financial measures provide management with additional means to understand and evaluate the core operating results and trends in our ongoing business by eliminating certain one-time expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and peers more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Our non-U.S. GAAP financial measures are also considered in calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation.

The non-U.S. GAAP financial metrics mentioned above exclude items we consider unusual or special items and also exclude their related tax effects. We evaluate the unusual or special items on an individual basis. Our evaluation of whether to exclude an unusual or special item for purposes of determining our non-U.S. GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also present Adjusted Cash EPS, which excludes the amortization of acquired intangible assets, non-cash interest expense (including the accrued interest expense related to the Settlement agreement) and non-cash taxes, which aids in presenting our EPS on an adjusted cash basis.

Another non-U.S. GAAP financial measure we present is our core effective income tax rate or provision, (“core tax rate”). Our core tax rate is a measure of our U.S. GAAP effective tax rate, adjusted to exclude the tax impact from the special items that are excluded from our adjusted net earnings and adjusted EPS metrics. We consider our core tax rate as an indicator of the taxes on our core business. The tax situation and effective tax rate in the specific countries where the excluded or special items occur will determine the impact (positive or negative) to our core tax rate.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

U.S. GAAP gross profit as reported	$662.6	$324.3	$1,312.4	$633.3
As a % of total net sales	33.1%	26.7%	33.5%	27.1%
Special items:
Add: 2011 - 2014 Integration and Optimization Program associated costs(1)	0.6	—	5.9	—
Less/add: European manufacturing facility closure charges(2)	0.1	(0.1)	0.1	0.2
Add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	1.9	—	4.4	—

Non-U.S. GAAP adjusted gross profit	$665.2	$324.2	$1,322.8	$633.5

As a % of total net sales	33.2%	26.7%	33.7%	27.1%

U.S. GAAP operating profit as reported	$120.0	$129.1	$207.6	$252.1
As a % of total net sales	6.0%	10.6%	5.3%	10.8%
Special items:
Add: 2011 - 2014 Integration and Optimization Program restructuring charges(1)	27.1	—	74.4	—
Add: Other restructuring (credits) charges(2)	(0.6)	—	0.2	—

Total restructuring charges	26.5	—	74.6	—
Add: Costs related to the acquisition of Diversey(3)	1.7	6.6	3.5	6.6
Business segment special items:
Add: 2011 - 2014 Integration and Optimization Program associated costs(1)	1.6	—	7.4	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	10.5	—	18.0	—
Add: Provisions for bad debt on receivables related to impairment of equity method investment(4)	2.3	—	2.3	—
Less/add: European manufacturing facility closure charges(2)	—	(0.1)	—	0.2

Total business segment special items	14.4	(0.1)	27.7	0.2

Total special items	42.6	6.5	105.8	6.8

Non-U.S. GAAP adjusted operating profit	$162.6	$135.6	$313.4	$258.9

As a % of total net sales	8.1%	11.2%	8.0%	11.1%

(1)

The 2011 - 2014 Integration and Optimization Program associated costs include $5.3 million of an impairment recorded in cost of sales in the six months ended June 30, 2012, which was primarily due to the planned closure of a Food Packaging facility in the U.S. See Note 2 of Condensed Consolidated Statements of Operations for details of the program.

(2)

These items represent special items and certain one-time charges principally associated with past restructuring programs for both Sealed Air and Diversey, of which $6.0 million in the three months ended June 30, 2012 and $10.9 million in the six months ended June 30, 2012 were related to Diversey’s implementation of a European principal company (“EPC”) structure. The reorganization was completed on May 3, 2012 and the EPC, based in the Netherlands, is now centrally managing Diversey’s European operations. These charges are not part of our ongoing business and are not expected to have a continuing impact on the consolidated statements of operations.

(3)

These costs are not considered part of our ongoing business, are considered one-time in nature and will not have a continuing impact on our ongoing business or on the consolidated statements of operations.

(4)	See Note 4 of Condensed Consolidated Statements of Operations for details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET (LOSS) EARNINGS PER COMMON SHARE TO NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011(1)		2012		2011(1)
	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net (loss) earnings and EPS available to common stockholders	$(13.7)	$(0.07)	$65.0	$0.37	(19.6)	$(0.10)	$124.7	$0.70
Items excluded from the calculation of adjusted net earnings available to common stockholders and adjusted EPS, net of taxes when applicable(2):
Special items:
Add: 2011 - 2014 Integration and Optimization Program restructuring charges	19.7	0.09	—	—	52.0	0.25	—	—
Add: Other restructuring charges	(0.4)	—	—	—	0.2	—	—	—
Add: Costs related to the acquisition of Diversey	1.1	0.01	5.8	0.03	2.4	0.01	5.8	0.03
Add: 2011 - 2014 Integration and Optimization Program associated costs	1.0	—	—	—	4.8	0.02	—	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs	16.4	0.08	—	—	21.8	0.10	—	—
Add: Impairment of equity investment and related provisions for bad debt	18.3	0.09	—	—	18.3	0.09	—	—
Add: European manufacturing facility closure charges	—	—	—	—	—	—	0.2	—

Non-U.S. GAAP adjusted net earnings and adjusted EPS	$42.4	$0.20	$70.8	$0.40	$79.9	$0.37	$130.7	$0.73

Non-cash items:
Add: Amortization expense of acquired intangible assets	24.8	0.12	1.7	0.01	48.7	0.23	3.3	0.02
Add: Non-cash interest expense, including accrued interest related to the Settlement agreement	36.6	0.17	12.5	0.07	24.8	0.12	12.8	0.07
Add: Non-cash income taxes	8.7	0.04	4.7	0.03	(7.0)	(0.03)	3.4	0.02

Non-U.S. GAAP adjusted cash net earnings and cash EPS	$112.5	$0.53	$89.7	$0.51	$146.4	$0.69	$150.2	$0.84

Weighted average number of common shares outstanding - diluted(3)	211.4		177.5		210.8		177.2

(1)	Our 2011 adjusted EPS calculations have been revised to conform to our 2012 presentation.
(2)	See “Tax Effect on Special Items and Non-cash Items” below for the tax effect of each item included in the calculation above for the three and six months ended June 30, 2012.
(3)

The weighted average number of common shares outstanding-diluted included in the non-U.S. GAAP diluted earnings per common share calculation is 211.4 million shares for the three months ended June 30, 2012 and 210.8 million shares for the six months ended June 30, 2012 in order to apply the dilutive impact of the effect of the assumed issuance of Settlement agreement shares of 18.0 million shares and the non-vested restricted stock and restricted stock units of 0.4 million shares on adjusted net earnings.

TAX EFFECT on SPECIAL ITEMS and NON-CASH ITEMS

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Special Items:
2011 - 2014 Integration and Optimization Program restructuring charges	$7.4	$—	$22.4	$—
Other restructuring charges	(0.2)	—	—	—
Costs related to the acquisition of Diversey	0.6	0.8	1.1	0.8
2011 - 2014 Integration and Optimization Program associated costs	0.6	—	2.6	—
Non-recurring associated costs from legacy Diversey restructuring programs	(5.9)	—	(3.8)	—
Impairment of equity investment and related provisions for bad debt	7.5	—	7.5	—
European manufacturing facility closure charges	—	—	—	0.1
Non-cash Items:
Amortization expense of acquired intangible assets	10.5	0.9	20.8	1.8
Non-cash interest expense	19.6	7.5	13.2	8.1

RECONCILIATION OF U.S. GAAP EFFECTIVE TAX RATE TO NON-U.S. GAAP CORE TAX RATE

(Unaudited)

(In millions)

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
	U.S. GAAP	Special Items	Non-U.S. GAAP	U.S. GAAP	Special Items	Non-U.S. GAAP
(Loss) Earnings Before Income Tax Provision	$(6.7)	$66.1	$59.4	$(21.0)	$129.3	$108.3
Income tax provision (benefit)	7.0	10.0	17.0	(1.4)	29.8	28.4

Net (loss) earnings available to common stockholders	$(13.7)	$56.1	$42.4	$(19.6)	$99.5	$79.9

Effective Tax Rate	-104.5%		28.6%	6.7%		26.2%

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	U.S. GAAP	Special Items	Non-U.S. GAAP	U.S. GAAP	Special Items	Non-U.S. GAAP
Earnings Before Income Tax Provision	$90.2	$6.6	$96.8	$172.1	$6.8	$178.9
Income tax provision	25.2	0.8	26.0	47.4	0.8	48.2

Net earnings available to common stockholders	$65.0	$5.8	$70.8	$124.7	$6.0	$130.7

Effective Tax Rate	27.9%		26.9%	27.5%		26.9%

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Sales and Operating Profit by Business Segment:

Food Packaging net sales	$499.7	$501.9	$987.9	$976.8
Food Packaging operating profit	46.4	62.3	106.3	124.9
As a % of Food Packaging net sales	9.3%	12.4%	10.8%	12.8%

Food Solutions net sales	247.1	261.9	485.3	490.7
Food Solutions operating profit	26.3	25.2	52.8	44.6
As a % of Food Solutions net sales	10.6%	9.6%	10.9%	9.1%

Protective Packaging net sales	344.6	353.5	690.2	688.6
Protective Packaging operating profit	42.8	46.3	89.3	86.3
As a % of Protective Packaging net sales	12.4%	13.1%	12.9%	12.5%

Diversey net sales	816.3	—	1,567.2	—
Diversey operating profit	29.8	—	30.6	—
As a % of Diversey net sales	3.7%	—	2.0%	—

Other net sales	96.7	95.3	191.4	185.0
Other operating profit	2.9	1.9	6.7	2.9
As a % of Other net sales	3.0%	2.0%	3.5%	1.6%

Total net sales	$2,004.4	$1,212.6	$3,922.0	$2,341.1

Total segments operating profit	$148.2	$135.7	$285.7	$258.7

As a % of total net sales	7.4%	11.2%	7.3%	11.1%

Costs related to the acquisition of Diversey	1.7	6.6	3.5	6.6

Restructuring and other charges(2)	26.5	—	74.6	—

Total operating profit reported	$120.0	$129.1	$207.6	$252.1

As a % of total net sales	6.0%	10.6%	5.3%	10.8%

Depreciation and Amortization by Business Segment(3):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Food Packaging(4)	$16.0	$16.9	$37.3	$33.2
Food Solutions	7.9	8.2	15.8	15.7
Protective Packaging	5.8	6.4	11.7	13.4
Diversey	42.8	—	85.0	—
Other	5.3	5.4	10.3	10.6

Total	$77.8	$36.9	$160.1	$72.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

CAPITAL EXPENDITURES	$38.6	$27.0	$67.8	$46.5

(1)	The 2012 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.
(2)

Restructuring and other charges by business segment was primarily in our Diversey segment ($10.8 million in the three months ended June 30, 2012 and $31.5 million in the six months ended June 30, 2012) and our Food Packaging segment ($9.9 million in the three months ended June 30, 2012 and $27.4 million in the six months ended June 30, 2012).

(3)	Includes depreciation and amortization expense on property and equipment and intangible assets.
(4)	Includes $5.3 million of an impairment due to the planned closure of facility in the six months ended June 30, 2012.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

ADDITIONAL PRO FORMA INFORMATION

(unaudited)

(in millions)

	Three Months Ended June 30, 2012
	Food Packaging	Food Solutions	Protective Packaging	Diversey	Other	Total Segments and Other

Net Sales	$499.7	$247.1	$344.6	$816.3	$96.7	$2,004.4

Operating profit(1)	$46.4	$26.3	$42.8	$29.8	$2.9	$148.2
Add: Special items(2)	1.9	1.4	0.2	10.7	0.2	14.4

Adjusted operating profit	48.3	27.7	43.0	40.5	3.1	162.6
as a % of net sales	9.7%	11.2%	12.5%	5.0%	3.2%	8.1%

Add: Depreciation and amortization on property and equipment, net of special items	15.9	7.6	5.5	9.3	3.9	42.2
Add: Amortization expense of acquired intangible assets	0.1	0.3	0.3	33.2	1.4	35.3

Total	$64.3	$35.6	$48.8	$83.0	$8.4	$240.1

as a % of net sales	12.9%	14.4%	14.2%	10.2%	8.7%	12.0%

	Three Months Ended June 30, 2011
	Food Packaging	Food Solutions	Protective Packaging	Diversey(3)	Other	Total Segments and Other

Net Sales	$501.9	$261.9	$353.5	$876.1	$95.3	$2,088.7

Operating profit(1)	$62.3	$25.2	$46.3	$66.6	$1.9	$202.3
Add: Special items(2)	—	—	(0.1)	10.2	—	10.1

Adjusted operating profit	62.3	25.2	46.2	76.8	1.9	212.4
as a % of net sales	12.4%	9.6%	13.1%	8.8%	2.0%	10.2%

Add: Depreciation and amortization on property and equipment	16.6	7.5	5.9	11.6	4.4	46.0
Add: Amortization expense of acquired intangible assets	0.3	0.7	0.5	31.5	1.0	34.0

Total	$79.2	$33.4	$52.6	$119.9	$7.3	$292.4

as a % of net sales	15.8%	12.8%	14.9%	13.7%	7.7%	14.0%

	Six Months Ended June 30, 2012
	Food Packaging	Food Solutions	Protective Packaging	Diversey	Other	Total Segments and Other

Net Sales	$987.9	$485.3	$690.2	$1,567.2	$191.4	$3,922.0

Operating profit(1)	$106.3	$52.8	$89.3	$30.6	$6.7	$285.7
Add: Special items(2)	7.4	1.5	0.4	18.2	0.2	27.7

Adjusted operating profit	113.7	54.3	89.7	48.8	6.9	313.4
as a % of net sales	11.5%	11.2%	13.0%	3.1%	3.6%	8.0%

Add: Depreciation and amortization on property and equipment, net of special items	31.4	15.0	10.9	20.0	7.7	85.0
Add: Amortization expense of acquired intangible assets	0.6	0.8	0.8	64.7	2.6	69.5

Total	$145.7	$70.1	$101.4	$133.5	$17.2	$467.9

as a % of net sales	14.7%	14.4%	14.7%	8.5%	9.0%	11.9%

	Six Months Ended June 30, 2011
	Food Packaging	Food Solutions	Protective Packaging	Diversey(3)	Other	Total Segments and Other

Net Sales	$976.8	$490.7	$688.6	$1,639.8	$185.0	$3,980.9

Operating profit(1)	$124.9	$44.6	$86.3	$79.9	$2.9	$338.6
Add: Special items(2)	—	—	0.2	17.7	—	17.9

Adjusted operating profit	124.9	44.6	86.5	97.6	2.9	356.5
as a % of net sales	12.8%	9.1%	12.6%	6.0%	1.6%	9.0%

Add: Depreciation and amortization on property and equipment	32.6	14.3	12.4	25.1	8.6	93.0
Add: Amortization expense of acquired intangible assets	0.6	1.4	1.0	63.0	2.0	68.0

Total	$158.1	$60.3	$99.9	$185.7	$13.5	$517.5

as a % of net sales	16.2%	12.3%	14.5%	11.3%	7.3%	13.0%

(1)	Operating profit before restructuring and costs related to the acquisition of Diversey.
(2)	See Note 1 of Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details.
(3)

The pro forma information included in this release consists of estimates based on preliminary data and is subject to change and were prepared to illustrate the effects of our acquisition of Diversey, assuming the merger had been consummated on January 1, 2011. The unaudited pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the acquisition been completed as of the date indicated, nor are they indicative of future operating results of the combined company. Diversey’s reported operating income for the three months ended June 30, 2011 was $88.3 million and for the six months ended June 30, 2011 was $131.6 million. The pro forma operating income included above reflects pro forma adjustments made in accordance with Article 11 of Regulation S-X, including the following material pro forma adjustments:

a) the elimination of Diversey’s historical amortization expense of intangible assets of $11.0 million for the three months ended June 30, 2011 and $19.0 million for the six months ended June 30, 2011;

b) the elimination of costs related to the acquisition of Diversey of $3.9 million for both the three and six months ended June 30, 2011;

c) incremental depreciation and amortization expense on intangible assets acquired and property and equipment of $34.0 million for the three months ended June 30, 2011 and $70.0 million for the six months ended June 30, 2011; and

d) incremental compensation expense of $3.0 million for the three months ended June 30, 2011 and $7.0 million for the six months ended June 30, 2011, related to stock appreciation rights (“SARS”) exchanged in connection with the acquisition of Diversey.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	June 30, 2012(1)	Dec. 31, 2011(1)
Assets
Current assets:
Cash and cash equivalents	$503.9	$722.8
Receivables, net	1,359.9	1,385.8
Inventories	883.3	798.1
Other current assets	292.0	291.1

Total current assets	3,039.1	3,197.8
Property and equipment, net	1,286.8	1,322.1
Goodwill	4,184.2	4,220.5
Intangible assets, net	2,019.6	2,103.2
Other assets, net	579.1	588.3

Total assets	$11,108.8	$11,431.9

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$50.0	$34.5
Current portion of long-term debt	1.2	1.9
Accounts payable	621.2	619.0
Settlement agreement and related accrued interest	854.0	831.2
Other current liabilities	796.4	896.9

Total current liabilities	2,322.8	2,383.5
Long-term debt, less current portion	4,935.6	5,010.9
Other liabilities	988.3	1,085.1

Total liabilities	8,246.7	8,479.5
Total parent company stockholders’ equity	2,868.8	2,957.5
Noncontrolling interests	(6.7)	(5.1)

Total stockholders’ equity	2,862.1	2,952.4

Total liabilities and stockholders’ equity	$11,108.8	$11,431.9

	June 30, 2012(1)	Dec. 31, 2011(1)

Working capital (current assets less current liabilities)	$716.3	$814.3

Calculation of net debt:
Short-term borrowings	$50.0	$34.5
Current portion of long-term debt	1.2	1.9
Settlement agreement and related accrued interest	854.0	831.2
Long-term debt, less current portion	4,935.6	5,010.9

Total debt	5,840.8	5,878.5
Less: Cash and cash equivalents	(503.9)	(722.8)

Net debt	$5,336.9	$5,155.7

(1)

The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q and may change due to subsequent revisions to the acquisition accounting for the Diversey transaction. See Note 1 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

NON-U.S. GAAP FREE CASH FLOW

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(1)	2012	2011(1)

Non-U.S. GAAP adjusted cash net earnings	$112.5	$89.7	$146.4	$150.2
Add: Depreciation expense on property, plant and equipment, net of special items	42.2	34.3	85.0	67.8
Add: Share-based incentive compensation and profit sharing expense	7.8	12.1	20.1	22.6
Less: Capital expenditures	(38.6)	(27.0)	(67.8)	(46.5)
Changes in working capital items:
Receivables, net	(29.3)	(35.4)	25.9	(34.4)
Inventories, net	7.7	(42.8)	(85.2)	(106.0)
Accounts payable	(0.3)	(1.9)	2.2	31.6

Non-U.S. GAAP Free Cash Flow(2)	$102.0	$29.0	$126.6	$85.3

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO

NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(1)	2012	2011(1)

U.S. GAAP net (loss) earnings available to common stockholders	$(13.7)	$65.0	(19.6)	$124.7
Add: Interest expense	97.6	36.9	195.4	73.9
Add: Income tax provision (benefit)	7.0	25.2	(1.4)	47.4

Non-U.S. GAAP EBIT	90.9	127.1	174.4	246.0
Depreciation and amortization on property, plant and equipment and intangible assets acquired	77.8	36.9	160.1	72.9

Non-U.S. GAAP EBITDA	168.7	164.0	334.5	318.9
Add: Share-based incentive compensation and profit sharing expense	7.8	12.1	20.1	22.6
Add: 2011- 2014 Integration and Optimization Program restructuring charges	27.1	—	74.4	—
Add: Other restructuring charges	(0.6)	—	0.2	—
Add: Costs related to the acquisition of Diversey	1.7	6.6	3.5	6.6
Add: 2011 - 2014 Integration and Optimization Program associated costs (less accelerated depreciation and amortization expense of $5.3 million in the six months ended June 30, 2012)	1.6	—	2.1	—
Add: Non-recurring associated costs from legacy Diversey restructuring programs (less accelerated depreciation and amortization expense of $0.3 million.)	10.4	—	17.7	—
Add: Impairment of equity investment and related provisions for bad debt	25.8	—	25.8	—
Add: European manufacturing facility closure charges	0.1	(0.1)	0.1	0.2
Add: Foreign currency exchange losses related to Venezuelan subsidiary	0.2	—	0.2	0.2
Add: Settlement agreement related costs	0.1	0.2	0.2	0.6

Non-U.S. GAAP adjusted EBITDA	$242.9	$182.8	478.8	$349.1

Total net sales	$2,004.4	$1,212.6	3,922.0	$2,341.1

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	12.1%	15.1%	12.2%	14.9%

(1)

Our 2011 adjusted EBITDA calculation has been revised to conform to our 2012 presentation. In the first quarter of 2012, we revised our calculation of adjusted EBITDA to exclude our share-based incentive compensation expense related to our U.S. profit sharing plan. At its discretion and with the approval of the Organization and Compensation Committee of our Board of Directors, management can elect to settle all or a portion of our U.S. profit sharing contribution with Company stock. Also, our calculation of adjusted EBITDA reflects the impact of other income (expense).

(2)

Non-U.S. GAAP free cash flow may not represent residual cash flow available for discretionary or non-discretionary expenditures that are not deducted from this measure, including any mandatory debt servicing.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - BUSINESS SEGMENTS AND OTHER

(Unaudited)

(In millions)

	Three Months Ended June 30, 2012
	Food Packaging		Food Solutions		Protective Packaging		Diversey			Other		Total Company
Volume - Units	$2.6	0.5%	$(4.6)	(1.8)%	$1.4	0.4%	$—	—%		$5.8	6.1%	$5.2	0.4%
Volume - Acquired businesses, net of (dispositions)	0.3	0.1	—	—	—	—	816.3	#		0.7	0.7	817.3	67.4
Product price/mix (1)	14.5	2.9	0.3	0.1	0.7	0.2	—	—		(0.1)	(0.1)	15.4	1.3
Foreign currency translation	(19.6)	(3.9)	(10.5)	(4.0)	(11.0)	(3.1)	—	—		(5.0)	(5.2)	(46.1)	(3.8)

Total change (U.S. GAAP)	$(2.2)	(0.4)%	$(14.8)	(5.7)%	$(8.9)	(2.5)%	$816.3	#	%	$1.4	1.5%	$791.8	65.3%

Impact of foreign currency translation	19.6	3.9	10.5	4.0	11.0	3.1	—	—		5.0	5.2	46.1	3.8

Total constant dollar change (Non-U.S. GAAP)(2)	$17.4	3.5%	$(4.3)	(1.7)%	$2.1	0.6%	$816.3	#	%	$6.4	6.7%	$837.9	69.1%

	Six Months Ended June 30, 2012
	Food Packaging		Food Solutions		Protective Packaging		Diversey			Other		Total Company
Volume - Units	$7.1	0.7%	$(2.4)	(0.5)%	$11.2	1.6%	$—	—%		$10.1	5.5%	$26.0	1.1%
Volume - Acquired businesses, net of (dispositions)	0.6	0.1	—	—	—	—	1,567.2	#		1.3	0.7	1,569.1	67.0
Product price/mix (1)	25.2	2.6	7.7	1.6	3.5	0.5	—	—		0.8	0.4	37.2	1.6
Foreign currency translation	(21.8)	(2.2)	(10.7)	(2.2)	(13.1)	(1.9)	—	—		(5.8)	(3.1)	(51.4)	(2.2)

Total change (U.S. GAAP)	$11.1	1.2%	$(5.4)	(1.1)%	$1.6	0.2%	$1,567.2	#	%	$6.4	3.5%	$1,580.9	67.5%

Impact of foreign currency translation	21.8	2.2	10.7	2.2	13.1	1.9	—	—		5.8	3.1	51.4	2.2

Total constant dollar change (Non-U.S. GAAP)(2)	$32.9	3.4%	$5.3	1.1%	$14.7	2.1%	$1,567.2	#	%	$12.2	6.6%	$1,632.3	69.7%

(1)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

(2)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

#	Denotes a variance greater than 100%, or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - GEOGRAPHIC

Unaudited

(In millions)

	Three Months Ended June 30, 2012
	U.S.		International		Total Company
Change in Net Sales
Volume - Units	$3.4	0.6%	$1.8	0.3	$5.2	0.4%
Volume - Acquired businesses, net of (dispositions)	133.3	24.4	684.0	#	817.3	67.4
Product price/mix	6.6	1.2	8.8	1.3	15.4	1.3
Foreign currency translation	—	—	(46.1)	(6.9)	(46.1)	(3.8)

Total	$143.3	26.2%	$648.5	97.4	$791.8	65.3%

	Six Months Ended June 30, 2012
	U.S.		International		Total Company
Change in Net Sales
Volume - Units	$13.8	1.3%	$12.2	1.0	$26.0	1.1%
Volume - Acquired businesses, net of (dispositions)	239.8	22.5	1,329.3	#	1,569.1	67.0
Product price/mix	18.7	1.8	18.5	1.5	37.2	1.6
Foreign currency translation	—	—	(51.4)	(4.0)	(51.4)	(2.2)

Total	$272.3	25.6%	$1,308.6	#	$1,580.9	67.5%

#	Denotes a variance greater than 100%, or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

GEOGRAPHIC SALES INFORMATION

(Unaudited)

	Three Months Ended June 30, 2012
	Percentage of Net Sales by Geographic Region	Percentage Change in Net Sales by Geographic Region
		Including the effect of foreign currency translation	Excluding the effect of foreign currency translation
U.S.	34.4%	26.2%	26.2%
Canada	3.5	87.9	91.2
EMEA	35.8	#	#
Latin America	9.7	74.4	86.3
Asia Pacific	16.6	96.7	98.5

Total	100.0%	65.3%	69.1%

	Six Months Ended June 30, 2012
	Percentage of Net Sales by Geographic Region	Percentage Change in Net Sales by Geographic Region
		Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	34.1%	25.6%	25.6%
Canada	3.4	86.1	88.4
EMEA	35.9	#	#
Latin America	9.7	74.9	83.5
Asia Pacific	16.9	#	99.3

Total	100.0%	67.5%	69.7%

EMEA = Europe, Middle East and Africa

#	denotes a variance greater than 100%